Exhibit 4.5

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE HEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE SERIES I PREFERRED STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THIS WARRANT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THIS WARRANT.

Date of Issuance	Void after
[ ]	[ ]

PALANTIR TECHNOLOGIES INC.

WARRANT TO PURCHASE SHARES OF SERIES I PREFERRED STOCK

This Warrant (the “Warrant”) is issued to [                    ] (the “Holder”) by Palantir Technologies Inc., a Delaware corporation (the “Company”) in exchange for $100.00 and as additional inducement for the Holder to purchase shares of the Company’s Series I Preferred Stock, par value $0.001 per share (the “Series I Preferred Stock”) pursuant to that certain Series I Preferred Stock Purchase Agreement of even date herewith (the “Series I Agreement”).

1.    Purchase of Shares.

(a)    Number of Shares. Subject to the terms and conditions set forth herein, the Company hereby certifies that the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to [                    ] shares (the “Maximum Shares Exercisable”) of the Company’s Series I Preferred Stock (the shares of such Series I Preferred Stock issued or issuable upon exercise of this Warrant, the “Shares”). The number of Shares issuable upon exercise of the Warrant shall be subject to adjustment pursuant to Section 8 hereof.

(b)    Exercise Price. The exercise price for the Shares shall be $6.13 per share (the “Exercise Price”). The Exercise Price shall be subject to adjustment pursuant to Section 8 hereof.

2.    Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the Date of Issuance and ending at 5:00 p.m. California time on [                    ] (the “Exercise Period”); provided, however, that this Warrant shall be automatically net exercised pursuant to Section 4 immediately prior to (a) the consummation of the Company’s sale of its Class A Common Stock or other securities in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (an “Initial Public Offering”) or (b) the consummation of a Liquidation Event, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation on file with the Secretary of State of the State of Delaware, as may be amended (the “Restated Certificate”).

3.    Method of Exercise.

(a)    While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i)    the surrender of the Warrant (or an indemnification undertaking with respect to the Warrant in the case of its loss, theft or destruction), together with a duly executed copy of the Notice of Exercise attached hereto, to the Chief Financial Officer of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii)    the payment to the Company of an amount equal to the aggregate Exercise Price for the Shares being purchased.

(b)    Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c)    As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 30 days thereafter, the Company at its expense (including any and all taxes and other governmental charges in the nature of a stamp tax or the equivalent that may be imposed with respect to the issuance of certificates or warrants, but excluding, for the avoidance of doubt, any tax on income or gain realized or recognized in connection with the exercise of this Warrant) will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)    a certificate or certificates for the number of Shares to which such Holder shall be entitled, together with cash in lieu of any fraction of a Share, as provided in Section 9 hereof; and

(ii)    in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series I Preferred Stock equal to the Maximum Shares Exercisable minus the number of Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4.    Net Exercise. In lieu of exercising this Warrant for cash, the Holder may, in its sole discretion, elect to receive Shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

X =	Y (A - B) A

Where

X =	The number of Shares to be issued to the Holder.

Y =	The Maximum Shares Exercisable or, if only a portion of the Warrant is being exercised, the number of Shares with respect to which the Warrant is being exercised (at the date of such calculation).

A =	The fair market value of one (1) share of Series I Preferred Stock (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 4, the fair market value of a share of Series I Preferred Stock shall mean the average of the closing price of the number of shares of Class A Common Stock into which one (1) share of Series I Preferred Stock may be converted at such time quoted in the over-the-counter market in which the Class A Common Stock is traded or quoted on any exchange or electronic securities market on which the Class A Common Stock is listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which the Class A Common Stock was traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Initial Public Offering, the fair market value per share of Series I Preferred Stock shall be the product of (a) the offering price to the public of one (1) share of Class A Common Stock in the Initial Public Offering (as defined below) and (b) the number of shares of Class A Common Stock into which each share of Series I Preferred Stock is convertible at the time of such exercise. If the Class A Common Stock is not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per share of Series I Preferred Stock that the Company could obtain from a willing buyer for shares of Series I Preferred Stock sold by the Company from authorized but unissued shares of Series I Preferred Stock, as such prices shall be determined in good faith by the Company’s Board of Directors (“the “Board”).

5.    Representations and Warranties of the Company. In connection with the issuance of this Warrant, the Company hereby represents and warrants to the Holder that:

(a)    Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Warrant, the performance of all obligations of the Company hereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Shares has been taken, and this Warrant constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)    Valid Issuance of Preferred Stock and Conversion Shares. The Shares, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid, nonassessable, issued without violation of any preemptive or similar rights of any shareholder of the Company and free and clear of all taxes, liens and charges and, based in part upon the representations and warranties of the Holder in this Warrant, will be issued in compliance with all applicable federal and state securities laws. The shares of the Company’s Class B Common Stock issuable upon conversion of the Shares (the “Class B Conversion Shares”) and the shares of the Company’s Class A Common Stock issuable upon conversion of the Class B Conversion Shares (the “Class A Conversion Shares”) have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, will be duly and validly issued, fully paid, nonassessable, issued without violation of any preemptive or similar rights of any shareholder of the Company and free and clear of all taxes, liens and charges and, based in part upon the representations and warranties of the Holder in this Warrant, will be issued in compliance with all applicable federal and state securities laws.

(c)    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Warrant, except (i) the filing of the Restated Certificate with the Secretary of State of Delaware; (ii) the filing pursuant to Regulation D, promulgated by the Securities and Exchange Commission under the Act, the filing pursuant to Section 25102(f) or 25102.1 of the California Corporate Securities Law of 1968, as amended, and the rules thereunder; (iii) the filings required by applicable state “blue sky” securities laws, rules and regulations, or (iv) such other post-closing filings as may be required, including those pursuant to the HSR Act (as defined below).

(d)    Offering. Subject in part to the truth and accuracy of the Holder’s representations set forth in Section 6 of this Warrant, the offer, sale and issuance of the Shares as contemplated by this Warrant are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

6.    Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a)    Authorization. Holder represents that it has full power and authority to enter into this Warrant. This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)    Purchase Entirely for Own Account. The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant, the Shares, the Class B Conversion Shares and the Class A Conversion Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(c)    Disclosure of Information. The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(d)    Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

(e)    Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Act.

(f)    Restricted Securities. The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. The Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

(g)    Further Limitations on Disposition. Without limiting the representations set forth above, the Holder hereby agrees that the Warrant is, and upon exercise or conversion of the Warrant, the Shares will be, subject to the restrictions on transfer set forth in Sections 6.1, 6.2 and 6.3 of the Series I Agreement, including without limitation, the requirement that any transferee, assignee or other recipient be subject to the Ancillary Agreements (as defined in the Series I Agreement). In the case of any permitted transfer, the transferee, assignee, or other recipient shall agree in writing for the benefit of the Company to be bound by the terms of this Warrant, including, without limitation, this Section 6 and Section 17, and there shall be no further transfer of the Warrant except in accordance with this Section 6(g).

(h)    Legends. It is understood that the Securities may bear one or all of the following legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE SERIES I PREFERRED STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.”

7.    Covenants of the Company.

(a)    Notices of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters and stock dividends) or other distribution, (ii) any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or (iii) the voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to the Holder, at least ten (10) days prior to such record date or effective date for the event specified in such notice, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Series I

Preferred Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined.

(b)    Covenants as to Exercise Shares. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Series I Preferred Stock to provide for the exercise of the rights represented by this Warrant and a sufficient number of shares of Class B Common Stock and Class A Common Stock to permit the conversion of such shares of Series I Preferred Stock into Class B Common Stock, and to permit the conversion of such shares of Class B Common Stock into Class A Common Stock. If at any time during the Exercise Period the number of authorized but unissued shares of Series I Preferred Stock, Class B Common Stock or Class A Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series I Preferred Stock, Class B Common Stock or Class A Common Stock to such number of shares as shall be sufficient for such purposes.

(c)    Management Rights. In connection with the exercise of this Warrant, if requested by the Holder, the Company agrees to enter into a management rights letter with [                    ] (the “Fund”), granting to the Fund management rights that shall be reasonably sufficient, as mutually determined by the parties in good faith, to constitute “management rights” and to satisfy the Fund’s obligations to operate as a “venture capital operating company” under 29 C.F.R. section 2510.3-101 (plan asset regulation under the Employee Retirement Income Security Act of 1974, as amended), but shall not in any event include the right to designate a member of the board of directors or an observer to attend meetings of the board of directors.

(d)    Hart-Scott-Rodino Antitrust Improvements Act. In connection with the exercise of this Warrant, if deemed necessary in the reasonable discretion of the Holder, the Company agrees to use commercially reasonable efforts to (i) make or cause to be made any filings or submissions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) provide such information to Holder as may be reasonably requested in order for the Holder to make or cause to be made any filings or submissions required under the HSR Act. For the avoidance of doubt, the Holder shall be responsible for the filing fees associated with any such filings or submissions, and any additional expenses, including any other out of pocket fees and expenses incurred by either party in connection with satisfying its obligations under this paragraph, shall be borne by such party.

8.    Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)    Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Series I

Preferred Stock, by split-up or otherwise, or combine its Series I Preferred Stock, or issue additional shares of its Preferred Stock or Common Stock as a dividend with respect to any shares of its Series I Preferred Stock, the number of Shares obtainable hereunder shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)    Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)    Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant. Within 10 business days of any such adjustment, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof. Within 10 business days of a written request to the Company by the Holder, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Shares then issuable upon exercise of the Warrant.

(d)    Conversion of Preferred Stock. In the event that all outstanding shares of Series I Preferred Stock are converted to Class B Common Stock, Class A Common Stock, or any other security, in accordance with the terms of the Restated Certificate in connection with an Initial Public Offering or other event, this Warrant shall become exercisable for Class B Common Stock, Class A Common Stock or such other security.

(e)    Certain Events. If any event of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions occurs, then the Board shall make an appropriate adjustment in the Exercise Price and the number of Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 8.

9.    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

10.    No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company as a result of being the holder of this Warrant.

11.    Governing Law. This Warrant shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

12.    Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns; provided, however, that this Warrant may not be transferred or assigned by the Holder except in accordance with Section 6(g).

13.    Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14.    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 14):

If to the Company:

Palantir Technologies Inc.

100 Hamilton Ave

Suite 300

Palo Alto, CA 94301

Attention: Chief Executive Officer

If to Holder:

At the address shown on the signature page hereto.

15.    Entire Agreement; Amendments and Waivers. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders of rights to purchase a majority of the shares originally issuable pursuant to this Warrant.

16.    Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17.    “Market Stand-Off” Agreement. The Holder hereby agrees that the Warrant, and any Securities issuable upon exercise hereof, will be subject to the “market stand-off” provisions of that certain Amended and Restated Investors’ Rights Agreement entered into in connection with the Series I Agreement (as such agreement may be amended).

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

PALANTIR TECHNOLOGIES INC.

By:
Alexander Karp
Chief Executive Officer

Address:	100 Hamilton Ave
Suite 300
Palo Alto, CA 94301

SIGNATURE PAGE TO PALANTIR TECHNOLOGIES INC.

WARRANT TO PURCHASE SHARES OF SERIES I PREFERRED STOCK

ACKNOWLEDGED AND AGREED:

[ ]

By:	[ ]
Its:	[ ]

By:
Name:
Title:

Address:	[ ]
[ ]
[ ]

SIGNATURE PAGE TO PALANTIR TECHNOLOGIES INC.

WARRANT TO PURCHASE SHARES OF SERIES I PREFERRED STOCK

NOTICE OF EXERCISE

PALANTIR TECHNOLOGIES INC.

Attention: Chief Financial Officer

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

❑

                     shares of Series I Preferred Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

❑	Net Exercise the attached Warrant with respect to Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6 hereof are true and correct as of the date hereof.

[ ]

	By:	[ ]
	Its:	[ ]

Date:	By:
Name:
Title:

Address:	[ ]
[ ]
[ ]

Name in which shares should be registered: